Exhibit 99.1

Media Contact: Mark Goldman 612.851.7802 news@valspar.com	Investor Contact: Tyler Treat 612.851.7358 investors@valspar.com

John M. Ballbach Elected to Valspar Board of Directors

Minneapolis, Minn. – October 3, 2012 – The Valspar Corporation (NYSE:VAL) today announced that its Board of Directors elected John M. Ballbach to serve as a director of the corporation. Ballbach, 52, was appointed to serve on the Board’s nominating and governance and audit committees. He is a former corporate officer of Valspar, serving as president and chief operating officer from 2002 until 2004 and as senior vice president of EPS, Color Corporation and operations from 2000 to 2002. Ballbach joined Valspar in 1990 and served in a variety of leadership roles. He was named an officer of the company in 1993.

“John brings to the Board a unique combination of business experience and a deep understanding of our industry,” said Gary E. Hendrickson, Valspar chairman and chief executive officer. “His global perspective, particularly in finance and strategy, will be an asset to the Board as we continue to further expand Valspar’s reach into high growth markets. It’s a pleasure to welcome John to our Board.”

In 2005, Ballbach was appointed president and chief executive officer of VWR International, LLC, a global leader in the laboratory supply market, and also served as chairman from 2007 until earlier this year. Before joining VWR, Ballbach was a private investor and president of Ballbach Consulting LLC, providing consulting services primarily to large and mid cap private equity firms. He has served on the Board of Directors of The Timken Company (NYSE:TKR) since 2009 and is also currently an Advisory Board member of Guardian Capital Partners.

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About The Valspar Corporation
The Valspar Corporation (NYSE: VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.